Exhibit 10.11

December 9, 2016
Christopher J. Gostout
182 Evergreen Dr. NE
Rochester, MN 55906
Dear CJ:
Apollo Endosurgery, Inc. (“Apollo” or the “Company”) is extremely pleased to provide an offer of employment with our company in the position of a Chief Medical Officer. This offer letter supersedes all other communications verbal or written. We expect that your employment as a salaried employee, generally devoting up to 75% of your time, with the Company will start on or about Tuesday, January 2, 2017, subject to your approval of the terms hereof.
As a Chief Medical Officer, you will report to Apollo’s CEO and you shall have duties and authority as are customarily performed by a Chief Medical Officer of a company similar in size and business as Apollo Endosurgery as described in the description of duties attached as Exhibit A. You will be responsible for working in adherence to Apollo’s quality systems including completing new hire training within 90 days of employment and additional training within the timelines and standards of Apollo’s training policies. Your responsibilities may be adjusted from time to time depending on facts and circumstances. You will be based out of your home office in Rochester, MN and will be present at the Apollo’s Corporate Offices and other destinations as business needs dictate.
As an Apollo employee, you will receive the following:

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Salary: Upon employment, you will receive a starting salary of $9,166.67 per pay period (before applicable withholding and taxes) as your base salary to be paid on the Company’s regular paydays on a semi-monthly basis (24 pay cycles per year and pay dates are typically the 15th and last day of the month.

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Annual Bonus: You will be eligible to participate in Apollo’s Corporate Bonus Plan. You will be eligible to receive an annual bonus of up to 30% of your then current base salary, payable in accordance with the Company’s standard policies and practices. Your annual bonuses will be based upon mutually agreed upon milestones and other relevant criteria; however, the decision of whether or not such criteria have been achieved and the determination to pay annual bonuses each year is solely within the discretion of the Board of Directors of the Company.

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Employment Stock Options: You will be granted an Incentive Stock Option to purchase the equivalent of 1% of fully diluted shares of Company Common Stock at the time of grant, which is subject to Board of Director approval. The actual number of shares you will be granted will be determined upon completion of the Company’s pending merger with LPath, Inc. The granting of these options will be governed by the Company's 2016 Stock Option Plan and an option agreement, which the Company will provide you upon request or when you receive your grant. These documents will govern and control your options and any stock issued upon exercise of your options. You should look to these documents for a complete description of the option’s terms, but, to summarize, the exercise price of your options will be equal to the fair market value per share of Company’s Common Stock on the date of grant, as approved by Company’s Board of Directors. The initial vesting of 25% of the shares subject to the option will occur at the one year anniversary of the date of your employment, and the remaining shares subject to the option will vest thereafter in equal monthly installments over thirty-six (36) months, based on continued employment.

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Vacation: You will be eligible for the Company’s vacation plan that typically accumulates ten (10) hours per month for full time employees. As previously agreed with you, the company is flexible with regard to the time off you may take and understands you may exceed the accumulated amount noted in the standard vacation policy with approval from the CEO. In addition, per the company’s policies, you will be entitled to ten (10) days of personal leave (sick time) per calendar year, which will not carry over to the next calendar year, prorated based on date of hire.

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Health Care Plan and Other Benefits: You will be entitled to participate in the Company’s health care plan and all of the other Company standard benefits on the first of the month following your start date.

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Travel and Other Expenses: You will be entitled to reimbursement by the Company for all reasonable travel, lodging, and other expenses actually incurred in connection with the performance of your duties, against receipts or other appropriate written evidence of such expenditures as required.

The Company requires all job candidates to complete a standard background / reference check and to undergo screening for the presence of illegal drugs as a condition for employment. This offer is contingent upon satisfactory completion of both requirements. In the event that employment commences prior to the Company’s receipt of any such screening reports, it is the understanding of the employee and the Company that the employee will be immediately discharged in the event of an unsatisfactory result.
You will be required to execute the Company’s standard Invention, Confidential Information and Non-Competition Agreement. As part of this agreement you will be required to list any inventions or intellectual property that you have previously developed.
As per the Apollo Code of Business Conduct and Ethics Policy, any Apollo employee may not provide services to parties who are a customer, supplier or competitor of Apollo or to have other business relationships that present a conflict of interest. Prior to your start date, Apollo will need to understand the scope of any activities that you plan to continue following your start date and these activities will need to be approved by Apollo.
For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company will be terminated.
Your employment relationship with Apollo will be what is called “at will.” That is, even after accepting this employment offer, you will have the right to quit at any time, and the Company will have the right to end your employment relationship with the Company for any reason, with or without cause, or for no reason. Of course we hope everything works out for the best, but the Company wants to make sure that you understand that nothing in this letter or in any Company policy or statement (including any other written or verbal statements made to you during negotiations about working at Apollo) is intended to or does create anything but an at will employment relationship. Only the Company's Board of Directors may modify your at-will employment status, or guarantee that you will be employed for a specific period of time. Such modification must be in writing, approved by the Board of Directors, and signed by an authorized Company representative.
You agree that you will not use in the performance of your duties, nor disclose to any Apollo employee, any confidential information or trade secrets of any former employer or other person which would violate your legal obligations to those parties. Performance of your duties at Apollo will only require information and knowledge which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Apollo.
The terms and conditions of the offer reflected will remain open until the earlier of the execution of this letter and the Invention, Confidential Information and Non-Competition Agreement or until the close of business on Tuesday, December 20, 2016, unless revoked before then by the Company. Upon execution, this letter, together with the Invention, Confidential Information and Non-Competition Agreement, contains the entire agreement among the parties relating to your proposed employment with the Company and supersedes any previous agreements, including consulting agreements, communications or offers of any kind, written or verbal, between the parties.
We are excited about you joining the Apollo team. We believe that you can make a significant contribution to the success of the Company and are eager to have you join us and help us revolutionize surgery.

Sincerely,
/s/ Mary League

Mary League
Vice President, Human Resources

Accepted and agreed:

Christopher J. Gostout
Employee Name - printed

/s/Christopher J. Gostout
Employee Name - signature

Date: December 27, 2016